Exhibit 5.1

December 9, 2005

Board of Directors

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

Ladies and Gentlemen:

We are acting as counsel to Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3, file no. 333-130141 (the “Registration Statement”), filed with the Securities and Exchange Commission under Rule 462(e) under the Securities Act of 1933, under which the Company is proposing to issue and sell in an underwritten public offering up to $250,000,000 aggregate principal amount of 5.625% Senior Notes due 2015 (the “Debt Securities”) pursuant to the terms of the Underwriting Agreement, as defined below, and as described in the Prospectus, which forms a part of the Registration Statement, as supplemented by a Prospectus Supplement dated December 9, 2005 (together with the Prospectus, the “Prospectus Supplement”). The Debt Securities will be offered and sold by the Company as set forth in the Prospectus Supplement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on December 5, 2005 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect (the “Certificate of Incorporation”).

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect (the “Bylaws”).

4.

Resolutions of the Board of Directors of the Company adopted by unanimous written consent on December 5, 2005 and resolutions of the Board of Directors of the Company adopted at a meeting held on December 7, 2005, each as certified by the Secretary of the Company

Board of Directors

Laboratory Corporation of America Holdings

December 9, 2005

on the date hereof as then being complete, accurate and in effect, relating to the filing by the Company of the Registration Statement and other related matters.

5.	An executed copy of the Underwriting Agreement between the Company and Banc of America Securities LLC and the Underwriters named in Schedule A thereto dated December 9, 2005 (the “Underwriting Agreement”).

6.	An executed copy of the senior indenture (the “Indenture”) dated December 5, 2005 between the Company and The Bank of New York Trust Company, N.A. (the “Trustee”).

7.	A form of Officers’ Certificate setting forth the designation and terms of the Debt Securities in accordance with the Indenture (the “Officers’ Certificate”).

In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the documents submitted to us, the authenticity of all originals documents, and the conformity to authentic original documents of all of the documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “laws of the State of New York” includes the statutory provisions contained therein, all applicable provisions of the New York Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that upon (i) due authentication by the Trustee and (ii) due execution, issuance and delivery of the Debt Securities on behalf of the Company against payment of the consideration therefor specified in the Underwriting Agreement, and otherwise in accordance with the terms of the Indenture and Officers’ Certificate, and as contemplated by the Registration Statement, the Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights

Board of Directors

Laboratory Corporation of America Holdings

December 9, 2005

(including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on December 12, 2005 in connection with the offering of the Debt Securities and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.